Filed Pursuant to Rule 424(b)(5)
Registration No. 333-262634

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 16, 2022

Preliminary Prospectus Supplement

(to Prospectus dated May 11, 2022)

3,377,315 Shares

Common Stock

We are offering 2,507,750 shares of our common stock, and DASAN Networks, Inc. (“DNI” or the “selling stockholder”), our largest stockholder and the selling stockholder identified in this prospectus supplement, is offering 869,565 shares of our common stock. We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholder. Our common stock is listed on the Nasdaq Capital Market under the symbol “DZSI.” On November 15, 2022, the last reported sale price of our common stock on the Nasdaq Capital Market was $13.91 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-11 of this prospectus supplement and page 3 of the accompanying prospectus and the documents incorporated by reference herein and therein before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds to DZS Inc., before expenses	$	$
Proceeds to the selling stockholder, before expenses	$	$

(1)	We have agreed to reimburse the underwriters for certain expenses incurred in this offering. See “Underwriting.”

We and the selling stockholder have granted the underwriters an option for a period of 30 days to purchase up to an additional 506,597 shares of our common stock on the same terms as set forth above. If the underwriters exercise their option in full, the total public offering price will be $        , underwriting discounts and commissions payable by us and the selling stockholders will be $        , the total proceeds to us, before expenses, will be $        , and the total proceeds to the selling stockholder, before expenses, will be $        . We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholder.

The underwriters expect to deliver the shares of common stock in book-entry form only, through the facilities of The Depository Trust Company, against payment in immediately available funds to purchasers on or about             , 2022.

Joint Book-Running Managers

Cowen	Stifel

Prospectus Supplement, dated            , 2022

ABOUT THIS PROSPECTUS SUPPLEMENT

In this prospectus supplement, unless the context otherwise indicates, the terms “DZS,” the “Company,” “we,” “our” and “us” or similar terms refer to DZS Inc., including its consolidated subsidiaries.

This prospectus supplement and the accompanying prospectus dated May 11, 2022 are part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. This prospectus supplement and the accompanying prospectus relate to the offer by us and the selling stockholder of shares of our common stock to certain investors. We provide information to you about this offering of shares of our common stock in two separate documents that are bound together: (1) this prospectus supplement, which describes the specific details regarding this offering; and (2) the accompanying prospectus, which provides general information, some of which may not apply to this offering. Generally, when we refer to this “prospectus,” we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus supplement or the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement as our business, financial condition, results of operations and prospects may have changed since the earlier dates. You should read this prospectus supplement, the accompanying prospectus, the documents and information incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering when making your investment decision. You should also read and consider the information in the documents we have referred you to under the headings “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”

You should rely only on information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, the selling stockholder has not and the underwriters have not, authorized anyone to provide you with information that is different. We and the selling stockholder are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement, the accompanying prospectus, the documents and information incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering are accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement or of any sale of our common stock.

This prospectus supplement and the accompanying prospectus and any free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus supplement and the accompanying prospectus or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus supplement and the accompanying prospectus and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus supplement. Accordingly, investors should not place undue reliance on this information.

We use our registered trademarks in this prospectus. All other trademarks, trade names and service marks appearing in this prospectus or the documents incorporated by reference herein are the property of their respective owners. Use or display by us of other parties’ trademarks, trade dress or products is not intended to and does not imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owner. Solely for convenience, trademarks and tradenames referred to in this prospectus appear without the ® and TM symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks and tradenames.

PROSPECTUS SUPPLEMENT SUMMARY

This summary provides a brief overview of information contained elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus. Because it is abbreviated, this summary does not contain all of the information that you should consider before investing in our common stock. You should carefully read this entire prospectus supplement, the accompanying prospectus, and any free writing prospectus distributed by us before making an investment decision, including the information presented under the headings “Risk Factors” and “Special Note Regarding Forward-Looking Information” in this prospectus supplement and the financial statements and other information incorporated by reference into this prospectus supplement and the accompanying prospectus.

Company Overview

We are a global provider of access and optical networking infrastructure and cloud software solutions that enable the emerging hyper-connected, hyper-broadband world and broadband experiences. The Company provides a wide array of reliable, cost-effective networking technologies and software to a diverse customer base.

We research, develop, test, sell, manufacture and support platforms in the areas of mobile transport and fixed broadband access, as discussed below. We have extensive regional development and support centers around the world to support our customer needs.

Solutions and Platforms

Our solutions and platforms portfolio include products in the Access Edge, Subscriber Edge, Optical Edge, and Cloud Software.

∎

Access Edge.     Our DZS Velocity portfolio offers a variety of solutions for carriers and service providers to connect residential and business customers, either using high-speed fiber or leveraging their existing deployed copper networks to offer broadband services to customer premises. Once our broadband access products are deployed, the service provider can offer voice, high-definition and ultra-high-definition video, highspeed internet access and business class services to their customers. In addition, the switching and routing products we provide in this space offer a high-performance and manageable solution that bridges the gap from carrier access technologies to the core network. XCelerate by DZS increases the velocity with which service providers can leap to multi-gigabit services at scale by enabling rapid transition from Gigabit Ethernet Passive Optical Network (“GPON”) to 10 Gigabit Symmetrical Passive Optical Network (“XGS-PON”) and Gigabit Ethernet to 10 Gigabit Ethernet via any service port across a range of existing DZS Velocity chassis and 10 gigabits per second (Gig) optimized stackable fixed form factor units.

∎

Subscriber Edge.     Our DZS Helix connected premises product portfolio offers a large collection of optical network terminals (“ONTs”) and smart gateway solutions for fiber to the “x” (“FTTx”) deployment. DZS ONTs and Smart Gateway platforms are designed for high bandwidth services being deployed to the home or business. Our connected premises portfolio consists of indoor/outdoor ONTs and gateways delivering best-in-class data and WiFi throughout the premises to support the most demanding FTTx applications. The product feature set gives service providers an elegant migration path from legacy to soft switch architectures without replacing ONTs.

∎	Optical Edge. Our DZS Chronos portfolio provides a robust, manageable and scalable solution for mobile operators and service providers that enable them to upgrade their mobile fronthaul/midhaul/backhaul (“xHaul”) systems and migrate to fifth generation wireless technologies (“5G”) and beyond as well as deliver robust edge transport. DZS Chronos provides a full range of 5G-ready xHaul and coherent optical capable solutions that are open, software-defined, and field proven. Our mobile xHaul and edge transport products may be collocated at the radio access node base station and can aggregate multiple radio access node base stations into a single backhaul for delivery of mobile traffic to the radio access node network controller or be leveraged as transport vehicles for FTTx deployments. Our products support pure Ethernet switching as well as layer 3 IP and Multiprotocol Label Switching (“MPLS”), and we interoperate with other vendors in these networks.

∎

Cloud Software.     Our DZS Cloud platform provides software capabilities specifically in the areas of network orchestration, application slicing, automation, analytics, service assurance, and consumer broadband experience. Via our DZS Xtreme solutions we offer a commercial, carrier—grade network-slicing enabled orchestration platform complementing our position with physical network devices supporting Open RAN (“O-RAN”) and 4G/5G networks. Communications service providers are implementing software defined networking (“SDN”) and network functions virtualization (“NFV”) architectures to reduce reliance on proprietary systems and hardware, which increase service agility, flexibility, and deployment of new network services while lowering costs. Via our DZS Xperience solutions, we enable advanced WiFi experience management and analytics solutions. Communications service providers are implementing experience and service assurance solutions to reduce support costs, including specifically the costs of WiFi troubleshooting and truck rolls, improve service performance and customer satisfaction, and ultimately reduce subscriber churn and increase average revenue per user (ARPU).

Industry Background

We believe that expansion in our worldwide business is driven by the increased demand of subscribers and cloud service providers for mobile and fixed network access solutions and communications equipment that enable or support access to higher speed bandwidth access to the internet.

Furthermore, increased competition between service providers for subscriber business has resulted in significant investment pressure to upgrade network infrastructure to meet growing bandwidth needs. Broadband access networks must be multiservice in nature and must have extensive quality of service guarantees in order to support 5G, mobile xHaul, symmetric business services and residential services, as well as virtual overlay networks for alternative operators and wholesale access.

In recent years, the growth of social communications and networking has placed significant demands on legacy access infrastructure, which was exacerbated in 2020 by the global COVID-19 pandemic which drove a dramatic rise in remote work and learning as well as entertainment streaming. This increased demand has been challenging for the industry, even for the newest and most advanced providers. Increased subscriber usage of smartphone, video streaming services, PC gaming services and high definition and ultra-high-definition televisions has increased the network throughput demand driven by music, pictures, user-generated content (as found on many video-sharing sites) and high definition video, which have all become a growing part of subscribers’ regular exchange of information.

Trends such as software as a service (SaaS), Cloud-based services, Internet of Things (IoT), and 5G have also increased the demand for broadband network access. All of these new technologies share a common dependency on high-bandwidth communication networks and sophisticated traffic management tools and customer premises solutions. As bandwidth demands continue to increase, carriers need to continue to upgrade their network infrastructure to support such demand. The infrastructure upgrade cycle typically has the effect of moving bandwidth bottlenecks from one part of the network to another (such as a carrier’s access network, core network or data centers), depending on the selection of technology and costs.

It is widely acknowledged in the industry that a fiber-optic broadband access network is the preferred network architecture for a broadband fixed network. This network architecture is commonly called Fiber to the Premises (“FTTP”) for business subscribers or Fiber to the Home (“FTTH”) for residential subscribers. With FTTH, all services are generally delivered at the premise through smart ONTs. The Fiber to the Node (“FTTN”) architecture is also deployed where the fiber-optic cable terminates at a street cabinet which contains a Digital Subscriber Line Access Multiplexer (“DSLAM”) or Multiple Service Access Node (“MSAN”) that then provides higher speed services to their customers over the last mile legacy copper wireline infrastructure. With the shift away from the legacy copper telephone Time-division Multiplexing (“TDM”) switches (used in carrier networks from the 1980’s to the early 2000’s), many carriers that continue to provide services over copper wireline networks are decommissioning their legacy telephone switches and moving services over to Voice over Internet Protocol (“VoIP”) platforms via an MSAN/Softswitch solution. Our broadband access products and solutions are designed to address all these fiber configurations, commonly referred to as FTTx), by allowing carriers and service providers to either use fiber-optic networks or leverage their existing deployed copper networks to offer broadband services to customer premises. The demand for FTTx is also driven by various government sponsored broadband stimulus funding programs. These initiatives cultivate broadband opportunities around the world. Several of the most prominent initiatives are in North America, including American Rescue Plan Act (ARPA), the CARES Act, the Consolidated Appropriations Act, the Rural Digital Opportunity Fund (RDOF) and the Infrastructure Investment and Jobs Act most recently signed into law by President Biden in November 2021. Global government sponsored broadband stimulus initiatives are less commonly known, though equally important in their contributions to the investment in fiber-optic broadband access network. We are benefitting from several customers that have accelerated their network investment because of government broadband stimulus programs.

With respect to mobile wireless networks, the popularity of mobile smartphones and increasing demand for mobile data has forced mobile network operators to upgrade their mobile access technologies from 3rd generation wireless (“3G”) to 4th generation wireless (“4G” or “LTE”) and to 5G. These technology upgrades are typically accompanied by network infrastructure upgrades, including upgrades to the carriers’ access networks (referred to as “xHaul”), core networks and data centers. Our mobile xHaul products, which have features for time sensitive networks, provide a robust, manageable and scalable solution for mobile network operators that enable them to upgrade their mobile fronthaul/backhaul systems and migrate to 4G and 5G.

Another growing industry trend is the desire of carriers and service providers to simplify network operation and reduce costs. Increasingly, we see network operators seeking to reduce the number of active components in their networks and to centralize network data and control in data centers, both of which require network redesigns and upgrades. Our FiberLAN portfolio of Passive Optical LAN (“POL”) products, as well as our Ethernet switching products and SDN and NFV tools and building blocks, are designed to address these market trends, with POL emerging as a popular customer choice for network upgrades.

Our Strategy

We strive to balance growth with financial discipline that specifically focuses on improving product margins, increasing recurring software and service revenue, and managing expenses to drive profitability. The principal elements of our strategy include:

∎

Global Presence.     We have a diversified customer base that includes more than 750 active customers in more than 100 countries worldwide. We provide our network access solutions to Tier 1, national, and regional carriers in the Asia-Pacific region, the Middle East region and Europe, as well as in North America and Latin America. We leverage our global infrastructure, which includes sales offices all over the world, research and development centers in the United States of America (“United States” or “U.S.”), the Republic of Korea (“South Korea”), Vietnam, India, and Canada and in-house and contract manufacturing capabilities in the United States, South Korea, Vietnam, and China, to support our customer base.

∎

Leading FTTx Market Position.     We hold a strong leadership position in the FTTx network access space. We offer customers an extensive choice of indoor and outdoor fiber demarcation and fully integrated smart gateways with telephone data, Power over Ethernet (“POE”), Wi-Fi and over-the-top set-top box (“OTT STB”) capabilities and other service interfaces. In the FTTx optical line terminal (“OLT”) category, we offer the industry’s largest portfolio of modular chassis, single platforms, and software for deployment in datacenter, central office, extended temperature environments and multi-dwelling unit (“MDU”) scenarios.

∎

Technology Leadership.     We believe that our future success is built upon our investment in the development of advanced communications technologies. We continue to focus on research and development to maintain our leadership position in broadband network access solutions and communications equipment. These development efforts include innovating around 5G mobile xHaul technology in collaboration with our leading Tier 1 carriers, developing a new generation of SDN/NFV solutions for unified wired and wireless networks, upgrading our broadband access technology for 10 and 25/50/100 gigabyte access speeds, and introducing our cloud managed Wi-Fi solutions and data analytics offerings. We also continue to expand and differentiate our portfolio through software investments in network orchestration, automation and slicing, a unified operating system and a subscriber experience SaaS platform. Our software expansion and vision are designed to improve our long-term margin profile while differentiating DZS in the marketplace.

∎	Strategic Mergers and Acquisitions. In addition to organic growth, we may from time to time seek to expand our operations and capabilities through strategic acquisitions.

On May 27, 2022, we acquired certain assets and liabilities of Adaptive Spectrum and Signal Alignment, Incorporated (“ASSIA”), an industry pioneer of broadband access quality-of-experience and service assurance software solutions (the “ASSIA Acquisition”), as discussed under “—Recent Developments” below.

On March 3, 2021, we acquired substantially all of the assets of RIFT, Inc., a network automation solutions company, and all the outstanding shares of RIFT.IO India Private Limited, a wholly owned subsidiary of RIFT, Inc. (collectively “RIFT”). RIFT developed a carrier-grade software platform that simplifies the deployment of any slice, service, or application on any cloud.

On February 5, 2021, we acquired Optelian Access Networks Corporation (“Optelian”), a leading optical networking solution provider based in Ottawa, Ontario, Canada, and its portfolio of optical transport solutions. This acquisition introduced the “O-Series” to the

DZS portfolio of carrier grade optical networking products with 100 gigabits per second and above capability, expanding DZS product portfolios by providing environmentally hardened, high capacity, and flexible solutions at the network edge.

On January 3, 2019, we acquired Keymile to expand our business efforts in the EMEA. The acquired Multi-service Access Nodes (MSAN) portfolio complemented the DZS existing portfolio by offering leading class point-to-point active FTTx Ethernet and copper-based access technology based on G. Fast technology as well as VoIP gateway features.

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Ecosystem Partners.     We believe there is further opportunity to grow sales through our channel partners, particularly with distributors, value-added resellers, system integrators, as well as with municipalities and government organizations. We have a track record of building a diverse but targeted network of partners to help drive growth in specific segments of our business or in specific geographies. For FiberLAN, we are working with distributors, value added resellers, and system integrators to broaden our enterprise go to market presence. In India, we are working closely with municipalities to deploy their initial fiber-to-the-home vision and help deliver high speed broadband access to residents.

Recent Developments

On February 9, 2022, the Company entered into a Credit Agreement with the Company, as borrower, certain subsidiaries of the Company, as guarantors, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent. The Credit Agreement originally provided for revolving loans in an aggregate principal amount of up to $30.0 million, up to $15.0 million of which is available for letters of credit, and was scheduled to mature on February 9, 2024. On May 27, 2022, the Company entered into a First Amendment to Credit Agreement, which amends the Credit Agreement dated February 9, 2022. The Amendment, among other things, provides for a Term Loan in an aggregate principal amount of $25.0 million with a maturity date of May 27, 2027 and extends the maturity date of the $30.0 million Revolving Credit Facility to May 27, 2025. On May 27, 2022, the Company borrowed the full amount of the Term Loan to finance the ASSIA Acquisition discussed below. During the third quarter of 2022, the Company borrowed $9.0 million and repaid $2.0 million under the revolving facility.

On May 27, 2022, the Company acquired certain assets and liabilities of ASSIA, an industry pioneer of broadband access quality-of-experience software solutions. The core assets acquired include the CloudCheck® Wi-Fi experience management and Expresse® access network optimization software solutions. These software solutions add powerful data analytics and network intelligence capabilities to DZS Cloud, including cloud-managed WiFi solutions, access network optimization and intelligent automation tools. The total purchase consideration was $25.0 million, including a $2.5 million holdback that will be released 13 months following the transaction close date. In October 2022, the Company agreed to pay an additional $1.35 million of purchase consideration to settle certain unresolved matters related to the ASSIA acquisition.

On September 17, 2022, the Company signed an agreement with Fabrinet, a third-party provider of electro-mechanical and electronic manufacturing and distribution services, to transition the sourcing, procurement, order-fulfillment, manufacturing and return merchandise authorization activities in the Company’s Seminole, Florida facility to Fabrinet. The agreement was announced on October 4, 2022 and the transition to Fabrinet began in October 2022 with the goal of being fully operational by the beginning of 2023. Post transition, the DZS Seminole, Florida-based operations, supply chain and manufacturing workforce will be reduced by approximately two-thirds and the remaining team will be relocated to an appropriately sized facility.

Corporate Information

DZS Inc. (formerly known as DASAN Zhone Solutions, Inc.) was incorporated under the laws of the state of Delaware in June 1999. Our principal executive offices are located at 5700 Tennyson Parkway, Suite 400, Plano, Texas 75024.

Website

Our investor website address is http://investor.dzsi.com. The information on, or accessible through, our website is not part of, and is not incorporated into, this prospectus supplement or the accompanying prospectus and should not be considered part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

Common Stock Offered by DZS, Inc.	2,507,750 shares of common stock (or 2,883,912 shares if the underwriters exercise their option to purchase additional shares in full).

Common Stock Offered by the selling stockholder	869,565 shares of common stock (or 1,000,000 shares if the underwriters exercise their option to purchase additional shares in full).

Common Stock to Be Outstanding after this Offering	30,432,750 shares of common stock (or 30,808,912 shares if the underwriters exercise their option to purchase additional shares in full).

Option to Purchase Additional Shares	We and the selling stockholder have granted the underwriters an option to purchase up to an additional 506,597 shares of our common stock. This option is exercisable, in whole or in part, for a period of 30 days from the date of this prospectus supplement.

Use of Proceeds	We intend to use the net proceeds from this offering for general corporate purposes, which may include research and development, sales and marketing initiatives, and the funding of working capital. See “Use of Proceeds.”

We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholder.

Risk Factors	You should read the “Risk Factors” section of this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference herein and therein for a discussion of factors to consider before deciding to invest in our common stock.

Listing	Our common stock is listed on the Nasdaq Capital Market under the symbol “DZSI.”

The number of shares of common stock to be outstanding after this offering is based on 27,925,000 shares outstanding as of September 30, 2022, and excludes as of that date:

∎	1,594,924 shares of common stock issuable upon the exercise of outstanding stock options, at a weighted average exercise price of $11.91 per share;

∎	2,725,210 shares of common stock issuable upon the vesting of outstanding restricted stock units under the Company’s 2017 Incentive Award Plan (as amended, the “2017 Incentive Award Plan”); and

∎	5,189,773 shares of common stock reserved for future issuance under our 2017 Incentive Award Plan and the Company’s 2018 Employee Stock Purchase Plan.

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase up to an additional 506,597 shares of our common stock.

RISK FACTORS

You should consider carefully the risks described below and discussed under the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2021 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are incorporated by reference in this prospectus supplement and the accompanying prospectus in their entirety, together with other information in this prospectus supplement, the accompanying prospectus and the information and documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering before you make a decision to invest in our common stock. If any of the following events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our common stock to decline and you may lose all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business operations.

Risks Relating to this Offering and our Common Stock

There is a limited public market of our common stock. In addition, we expect our stock price to be volatile, and you may lose some or all of your investment.

There is a limited public market for our common stock. The average daily trading volume in our common stock during the three months ended September 30, 2022 was approximately 128,318 shares per day. We cannot provide assurances that a more active trading market will develop or be sustained, which could depress the trading price of our common stock. As a result of low trading volume in our common stock, the purchase or sale of a relatively small number of shares of our common stock could result in significant price fluctuations and it may be difficult for holders to sell their shares without depressing the market price of our common stock.

DNI, our largest stockholder, owned approximately 10.1 million shares of our common stock as of September 30, 2022 and such shares are registered with the SEC for resale. Our stock price could suffer a significant decline as a result of any sudden increase in the number of shares sold in the public market or market perception that the increased number of shares available for sale will exceed the demand for our common stock.

In addition, the market price of our common stock could fluctuate significantly for various reasons, which include:

∎	our failure to meet forecasts of securities analysts regarding our quarterly financial performance, as well as our own publicly disclosed forecasts or “guidance”;

∎	commercial acceptance of our products and services;

∎	fluctuations in demand for network access products;

∎	fluctuation in gross margin;

∎	our ability to attract and retain qualified and key personnel;

∎	the timing and size of orders from customers;

∎	the ability of our customers to finance their purchase of our products as well as their own operations;

∎	new product introductions, enhancements or announcements by our competitors;

∎	our ability to develop, introduce and ship new products and product enhancements that meet customer requirements in a timely manner;

∎	changes in our pricing policies or the pricing policies of our competitors;

∎	the loss of or failure to renew on commercially reasonable terms any third-party licenses necessary for or relating to our products;

∎	the ability of our company and our contract manufacturers to attain and maintain production volumes and quality levels for our products;

∎	our ability to obtain sufficient supplies of sole or limited source components;

∎	increases in the prices of the components we purchase, or quality problems associated with these components;

∎	unanticipated changes in regulatory requirements which may require us to redesign portions of our products;

∎	changes in accounting rules;

∎	our ability to integrate and operate any acquired businesses;

∎	our ability to achieve targeted cost reductions;

∎	how well we execute on our strategy and operating plans;

∎	general economic conditions as well as those specific to the communications, internet and related industries; and

∎	the economic uncertainty created by the ongoing COVID-19 pandemic, including its potentially adverse impact on all the foregoing factors.

In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of listed companies. Broad market and industry factors may significantly affect the market price of our common stock, regardless of our actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. If litigation is instituted against us, it could result in substantial costs and a diversion of our management’s attention and resources.

Future sales of our common stock could cause the market price for our common stock to decline.

We may in the future sell additional shares of common stock in subsequent public or private offerings. In addition, DNI may in the future sell additional shares of up to the approximately 10.1 million shares of our common stock that it holds. The shares may be offered from time to time, separately or together, directly by us or DNI or through underwriters, dealers or agents at amounts, prices, and other terms to be determined at the time of the offering.

We may also issue additional shares of common stock to finance future acquisitions through the use of equity. For example, we issued approximately 9.5 million shares of our common stock to DNI in connection with our acquisition of Dasan Network Solutions, Inc. in 2016. In addition, a substantial number of shares of our common stock is reserved for issuance upon the exercise of stock options, restricted stock units and other equity awards pursuant to our employee benefit plans.

We cannot predict the size of future issuances of our common stock or the effect, if any, that future sales and issuances of shares of our common stock will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of shares of our common stock in the public market, or the perception that those sales will occur, could cause the market price of our common stock to decline or be depressed.

The shares of common stock issued in connection with this offering will be freely tradable without restriction or further registration under the Securities Act. In connection with this offering, we, the selling stockholder and our directors and executive officers have agreed with the underwriters to a

“lock-up,” pursuant to which neither we nor they will sell, hedge or otherwise dispose of any shares without the prior written consent of the underwriters for 90 days after the date of this prospectus supplement, subject to certain exceptions. See “Underwriting.” Following the expiration of the applicable lock-up period, all these shares of our common stock will also be eligible for future sale.

In the future, we may also issue our securities if we need to raise capital in connection with a capital expenditure or acquisition. The amount of shares of our common stock issued in connection with a capital expenditure or acquisition could constitute a material portion of our then-outstanding shares of common stock. Any perceived excess in the supply of our shares in the market could negatively impact our share price and any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to you.

Our management team may invest or spend the proceeds of this offering in ways with which you may not agree or in ways that may not yield a significant return.

Our management will have broad discretion over the use of proceeds from this offering. We intend to use the net proceeds from this offering for general corporate purposes, which may include research and development, sales and marketing initiatives, and the funding of working capital. See “Use of Proceeds.” As a result, our management will have considerable discretion in the application of such net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Such net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our common stock.

DNI owns a significant amount of our outstanding common stock and has the ability to exert significant influence or control over any matters that require stockholder approval, including the election of directors and the approval of certain transactions, and DNI’s interests may conflict with the interests of other stockholders.

As of September 30, 2022, DNI owned approximately 36.1% of the outstanding shares of our common stock, representing a significant amount of the votes entitled to be cast by the holders of our outstanding common stock at a stockholder meeting. After the completion of DNI’s sale of our common stock in this offering, it will hold approximately 30.3% of the outstanding shares of our common stock (or 29.5% if the underwriters exercise their option to purchase additional shares in full), which continues to represent a significant amount of the votes entitled to be cast by the holders of our outstanding common stock at a stockholder meeting. Due to its significant ownership percentage of our common stock, DNI has the ability to substantially influence or control the outcome of any matter submitted for the vote of our stockholders, including the election of directors and the approval of certain transactions. The interests of DNI may conflict with the interests of our other stockholders or with holders of our indebtedness and may cause us to take actions that our other stockholders or holders of our indebtedness do not view as beneficial.

DNI’s large concentration of stock ownership may make it more difficult for a third party to acquire us or discourage a third party from seeking to acquire us. Any potential third-party acquirer would most likely need to negotiate any such transaction with DNI, and the interests of DNI with respect to such transaction may be different from the interests of our other stockholders or with holders of our indebtedness.

Additionally, two of the Company’s directors serve as executive officers of DNI – Min Woo Nam is the Chief Executive Officer and Chairman of the Board of Directors of DNI and Choon Yul Yoo is the Chief Operating Officer of DNI. Messrs. Nam and Yoo owe fiduciary duties to us and, in addition, have duties to DNI. As a result, these directors may face real or apparent conflicts of interest with respect to matters affecting both us and DNI.

We do not expect to declare or pay dividends in the foreseeable future.

We do not expect to declare or pay dividends in the foreseeable future, as we anticipate that we will invest future earnings in the development and growth of our business. Therefore, holders of our common stock will not receive any return on their investment unless they sell their securities, and holders may be unable to sell their securities on favorable terms or at all.

Our amended and restated bylaws provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between us and our stockholders (except for causes of action arising under the federal securities laws), which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

Our amended and restated bylaws (the “Bylaws”) provide that the Court of Chancery of the State of Delaware is the sole and exclusive forum for:

∎	any derivative action or proceeding brought on behalf of the Company;

∎	any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Company to the Company or the Company’s stockholders;

∎	any action asserting a claim against the Company arising pursuant to any provision of the General Corporation Law of the State of Delaware, the Certificate of Incorporation or our Bylaws; and

∎

any action asserting a claim against the Corporation governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein; provided, that with respect to any derivative action or proceeding brought on our behalf to enforce any liability or duty created by the Securities Act, the exclusive forum will be the federal district courts of the United States.

These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers and other employees.

Our limitation of liability and indemnification provisions could harm our stockholders’ investments and discourage them from suing our directors for breach of their fiduciary duties.

The limitation of liability and indemnification provisions in our Certificate of Incorporation, as restated, may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

The COVID-19 pandemic has had a material impact on our business and could have a further material adverse effect on our business, financial condition and results of operations.

The COVID-19 pandemic continued to adversely affect significant portions of our business and our financial condition and results of operations in the first three quarters of 2022. The emergence of the Omicron variant in late 2021 with a resulting increase in COVID cases in 2022 resulted in re-implementation of various measures, including travel bans and restrictions, limitations on public and private gatherings, business and port closures or operating restrictions, social distancing, and shelter-in-place orders. The health effects of the pandemic and the above measures taken in response thereto have had an effect on the global economy in general and have materially impacted and will likely continue to impact the Company’s financial condition, results of operations and cash flows. Given the ongoing and dynamic nature of the virus and its variants, and the worldwide response related thereto, it is difficult to predict the full impact of the COVID-19 pandemic on our business.

We have experienced and continue to experience disruptions in our supply chain due to the pandemic, which has also impacted and may adversely impact our operations (including, without limitation, logistical and other operational costs) and the operations of some of our key suppliers. Supply chain pricing, freight and logistics costs, product and component availability, and extended lead-times became a challenge in 2021 and continue into 2022 as the world economy recovers from the COVID-19 pandemic. As we continue to incur elevated costs for components and expedite fees, our supply chain and operations teams continue to focus on managing through a constrained environment, thereby enabling DZS to maximize shipments despite elongated lead times. We remain cautious about continued supply chain headwinds that challenge the industry and anticipate a constrained supply chain environment to persist throughout 2022.

For additional risks to the Company related to the COVID-19 pandemic, see Item 1A, Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2021.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus supplement and the accompanying prospectus and the documents incorporated herein and therein by reference, and any free writing prospectus that we have authorized for use in connection with this offering, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor created by such Act. These statements are based on our management’s current beliefs, expectations and assumptions about future events, conditions and results and on information currently available to us. Discussions containing these forward-looking statements may be found, among other places, in the Sections entitled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K and in our subsequent Quarterly Reports on Form 10-Q, as well as any amendments thereto, filed with the SEC. This prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein, and any free writing prospectus that we have authorized for use in connection with this offering, also contain estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates and other statistical data. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets and economies in which we operate are necessarily subject to a high degree of uncertainty and risk.

All statements, other than statements of historical fact, included or incorporated herein by reference regarding our strategy, future operations, financial position, future revenues, earnings, projected costs, plans, prospects and objectives are forward-looking statements. We use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words, and similar expressions to identify forward-looking statements. In addition, statements that refer to projections of earnings, revenue, costs or other financial items in future periods; anticipated growth and trends in our business, industry or key markets; cost synergies, growth opportunities and other potential financial and operating benefits of our acquisitions; future growth and revenues from our products; our plans and our ability to refinance or repay our existing indebtedness prior to the applicable maturity dates; our ability to access capital to fund our future operations; future economic conditions and performance; the impact of the global outbreak of COVID-19; the impact of interest rate and foreign currency fluctuations; anticipated performance of products or services; competition; plans, objectives and strategies for future operations, including our pursuit or strategic acquisitions and our continued investment in research and development; other characterizations of future events or circumstances; and all other statements that are not statements of historical fact, are forward-looking statements within the meaning of the Securities Act and the Exchange Act. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be attained. Except as required by law, we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Factors which could have a material adverse effect on our operations and future prospects or which could cause actual results to differ materially from our expectations include factors discussed in Part I, Item 1A “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2021 and from time to time in our other reports filed with the SEC.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $         million from the sale of the shares of common stock offered by us in this offering, or approximately $        million if the underwriters exercise their option to purchase from us additional shares of common stock in full, after deducting the underwriting discounts and commissions and estimated offering costs payable by us.

We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholder.

We intend to use the net proceeds from this offering for general corporate purposes, which may include research and development, sales and marketing initiatives, and the funding working capital.

Pending any specific application, we may invest the net proceeds from this offering in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our consolidated capitalization as of September 30, 2022:

∎	on a historical basis; and

∎	on an as adjusted basis to give effect to this offering and the application of the net proceeds therefrom.

You should read this table in conjunction with our financial statements and notes that are incorporated by reference into this prospectus supplement for additional information about our capital structure.

	As of September 30, 2022
	Historical	As Adjusted
	(Dollars in thousands)
Cash and cash equivalents	$17,861	$

Long-term debt	$23,118		$23,118

Stockholders’ equity:
Common stock, 36,000 shares authorized, 27,925 shares outstanding as of September 30, 2022; and shares outstanding, as adjusted	$27	$
Additional paid-in-capital	234,383
Accumulated other comprehensive loss	(13,857)		(13,857)
Accumulated deficit	(110,272)		(110,272)

Total stockholders’ equity	$110,281	$

Total capitalization	$133,399	$

SELLING STOCKHOLDER

DASAN Networks Inc. (“DNI” or the “selling stockholder”) has agreed to sell an aggregate of 869,565 shares of our common stock (or 1,000,000 shares if the underwriters exercise their option to purchase additional shares in full) pursuant to this prospectus supplement and the accompanying base prospectus.

The following table sets forth information regarding beneficial ownership of our common stock by the selling stockholder.

DNI acquired 9,493,015 shares of our common stock on September 9, 2016, as part of the merger transaction (the “Merger”) in which we acquired DASAN Network Solutions, Inc., a California corporation (“DNS”). At the effective date of the Merger, all issued and outstanding shares of capital stock of DNS held by DNI (which was its sole shareholder) were canceled and converted into the right to receive shares of our common stock equal to 57.3% of our issued and outstanding common stock immediately following the Merger. DNI acquired 600,000 shares of our common stock on January 29, 2021 as part of our underwritten public offering of common stock.

Additionally, two of the Company’s directors serve as executive officers of DNI – Min Woo Nam is the Chief Executive Officer and Chairman of the Board of Directors of DNI and Choon Yul Yoo is the Chief Operating Officer of DNI. Messrs. Nam and Yoo owe fiduciary duties to us and, in addition, have duties to DNI. As a result, these directors may face real or apparent conflicts of interest with respect to matters affecting both us and DNI.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the entity named in the table has sole voting and sole investment power with respect to all shares that it beneficially owns.

	Shares Beneficially Owned Prior to the Offering(1)		Shares Being Offered (3)	Shares Beneficially Owned After the Offering		Shares Beneficially Owned Upon the Underwriters’ Option Being Exercised in Full (4)
	Shares	Percentage		Shares	Percentage	Shares	Percentage
Selling Stockholder:
DASAN Networks, Inc.(2)	10,093,015	36.1%	869,565	9,223,450	30.3%	9,093,015	29.5%

(1)	The percentage of beneficial ownership is calculated based on 27,925,000 shares of our common stock outstanding as of September 30, 2022.

(2)	The business address of DASAN Networks, Inc. is DASAN Tower, 49, Daewangpangyo-ro 644 Beon-gil Bundang-gu, Sungnam-si, Gyeonggi-do, 13493, Korea.

(3)	The aggregate shares of our common stock being offered by the Selling Stockholder would be 1,000,000 shares if the underwriters exercise their option to purchase additional shares in full.

(4)	Assuming the full exercise of the option granted by the selling stockholder to the underwriters to purchase up to an additional 130,435 shares of common stock.

UNDERWRITING

We, the selling stockholder and the underwriters for the offering named below have entered into an underwriting agreement with respect to the common stock being offered. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase from us and the selling stockholder the aggregate number of shares of our common stock set forth opposite its name below. Cowen and Company, LLC and Stifel, Nicolaus & Company, Incorporated, are acting as the representatives of the underwriters.

Underwriter	Number of Shares
Cowen and Company, LLC
Stifel, Nicolaus & Company, Incorporated

Total	3,377,315

The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased, other than those shares covered by the option to purchase additional shares described below. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We and the selling stockholder have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Option to Purchase Additional Shares.    We and the selling stockholder have granted to the underwriters an option to purchase up to an aggregate of 506,597 additional shares of common stock at the public offering price, less the underwriting discounts and commissions. This option is exercisable for a period of 30 days. To the extent that the underwriters exercise this option, the underwriters will purchase additional shares from the selling stockholder in approximately the same proportion as shown in the table above.

Discounts and Commissions.    The following table shows the public offering price, underwriting discounts and commissions and proceeds, before expenses to us and the Selling Stockholder. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $400,000 and are payable by us. We have agreed to reimburse the underwriters for up to $7,500 for their fees and expenses (including related fees and expenses of FINRA counsel for the underwriters) incurred in connection with, among other things, securing any required review by FINRA of the terms of the offering, any filings made with FINRA, and qualifying the common stock being offered under the securities laws of such jurisdictions as the underwriters may reasonably request. In accordance with FINRA Rule 5110, these reimbursed fees and expenses are deemed underwriting compensation for this offering.

Total
	Per-Share	Without Option	With Option
Public offering price
Underwriting discounts and commissions
Proceeds, before expenses, to Company
Proceeds, before expenses, to the selling stockholder

The underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus supplement. The underwriters may offer the shares of common stock to securities dealers at the public offering price less a concession not in excess of $     per share. If all of the shares are not sold at the public offering price, the underwriters may change the offering price and other selling terms.

Discretionary Accounts.    The underwriters do not intend to confirm sales of the shares to any accounts over which they have discretionary authority.

Stabilization.    In connection with this offering, the underwriters may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions, penalty bids and purchases to cover positions created by short sales.

∎

Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

∎

Overallotment transactions involve sales by the underwriters of shares of common stock in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase pursuant to the underwriter’s option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in the underwriter’s option to purchase additional shares. The underwriters may close out any short position by exercising their option and/or purchasing shares in the open market.

∎

Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the option. If the underwriters sell more shares than could be covered by exercise of the option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

∎

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we, the selling stockholder nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on the Nasdaq Stock Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making.    In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common stock on the Nasdaq Stock Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended, during a period before the commencement of offers or sales of common stock and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, such bid must then be lowered when specified purchase limits are exceeded.

Lock-Up Agreements.    Pursuant to certain “lock-up” agreements, we and our directors and executive officers and the selling stockholder have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic consequence of ownership of, directly or indirectly, or make any demand or request or exercise any right with respect to the registration of, or file with the SEC a registration statement under the Securities Act, relating to, any common stock or securities convertible into or exchangeable or exercisable for any common stock without the prior written consent of the representatives, for a period of 90 days after the date of this prospectus supplement.

Selling Restrictions

Canada.    The common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Switzerland.    The securities will not be offered, directly or indirectly, to the public in Switzerland and this prospectus does not constitute a public offering prospectus as that term is understood pursuant to article 652a or 1156 of the Swiss Federal Code of Obligations.

European Economic Area and the United Kingdom.    In relation to each Member State of the European Economic Area and the United Kingdom (each, a “Member State”), no shares have been offered or will be offered pursuant to the offering to the public in that Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:

A. to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

B. to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

C. in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and the Company that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation.

In the case of any shares being offered to a financial intermediary as that term is used in Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters have been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

References to the Prospectus Regulation includes, in relation to the United Kingdom, the Prospectus Regulation as it forms part of the United Kingdom domestic law by virtue of the European Union (Withdrawal) Act of 2018.

United Kingdom.    In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order and/or (iii) to whom it may otherwise be lawfully communicated (all such persons together being referred to as “relevant persons”) in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Hong Kong.    The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong) (the “CO”), or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Singapore.    Each underwriter has acknowledged that this prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any shares or caused the shares to be made the subject of an invitation for subscription or purchase and will not offer or sell any shares or cause the shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, whether directly or indirectly, to any person in Singapore other than:

A. to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;

B. to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

C. otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

A. a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

b. a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (however described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(i) to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii) where no consideration is or will be given for the transfer;

(iii) where the transfer is by operation of law;

(iv) as specified in Section 276(7) of the SFA; or

(v) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification — In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of shares, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA), that the shares are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Israel.    In the State of Israel this prospectus supplement shall not be regarded as an offer to the public to purchase shares of common stock under the Israeli Securities Law, 5728 – 1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728 – 1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (the “Addressed Investors”); or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728 – 1968, subject to certain conditions (the “Qualified Investors”). The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. The company has not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728 – 1968. We have not and will not distribute this prospectus or make, distribute or direct an offer to subscribe for our common stock to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.

Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728 – 1968. In particular, we may request, as a condition to be offered common stock, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728 – 1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728 – 1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728 – 1968 and the regulations promulgated thereunder in connection with the offer to be issued common stock; (iv) that the shares of common stock that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728 – 1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728 – 1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on our behalf, other than offers made by the underwriters and their respective affiliates, with a view to the final placement of the securities as contemplated in this document. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of shares on our behalf or on behalf of the underwriters.

Electronic Offer, Sale and Distribution of Shares.    A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other Relationships.    Certain of the underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and in the future may receive, customary fees.

LEGAL MATTERS

The validity of the issuance of the securities offered by us hereby and certain legal matters related to the offering by the selling stockholder will be passed upon by Baker Botts L.L.P., Dallas, Texas. Certain legal matters in connection with this offering will be passed upon for the underwriters by Goodwin Procter LLP, New York, New York.

EXPERTS

The consolidated financial statements of DZS Inc. appearing in DZS Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2021, and the effectiveness of DZS Inc.’s internal control over financial reporting as of December 31, 2021, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements as of and for the year ended December 31, 2020 incorporated by reference in this Prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-3 under the Securities Act with the SEC, of which this prospectus supplement forms a part. The rules and regulations of the SEC allow us to omit from this prospectus supplement and the accompanying prospectus certain information included in the registration statement. For further information about us and the securities we are offering under this prospectus supplement, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus supplement and the accompanying prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is http://dzsi.com. The information on or accessed through our website, however, is not, and should not be deemed to be, a part of this prospectus supplement or the accompanying prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus supplement and accompanying prospectus to the extent that a statement contained in this prospectus supplement or the accompanying prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus supplement and the termination of the offering of the securities described in this prospectus supplement. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including our Compensation Committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that have previously been filed with the SEC:

∎	our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 9, 2022;

∎	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 19, 2022;

∎	our Quarterly Reports on Form 10-Q filed with the SEC on May 3, 2022, August 2, 2022 and November 1, 2022;

∎	our Current Reports on Form 8-K filed with the SEC on February 10, 2022, June 1, 2022 and June 6, 2022 (each with File No. 000-32743); and

∎

the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on May 11, 2001, including any amendment or report filed for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus supplement and the accompanying prospectus and deemed to be part of this prospectus supplement and the accompanying prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus supplement or the accompanying prospectus by writing or telephoning us at the following address:

DZS Inc.

5700 Tennyson Parkway, Suite 400

Plano, Texas 75024

Attention: Ted Moreau

(469) 327-1531

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus supplement or the accompanying prospectus.

PROSPECTUS

DZS Inc.

$150,000,000

Common Stock

10,093,015 Shares of Common Stock

Offered by the Selling Stockholder

We may offer and sell from time to time, in one or more issuances and on terms that we will determine at the time of the offering, shares of our common stock, up to an aggregate amount of $150,000,000. In addition, the selling stockholder may from time to time offer and sell up to 10,093,015 shares of our common stock. We will not receive any of the proceeds from the sale of our common stock by the selling stockholder.

This prospectus provides a general description of the securities we or the selling stockholder may offer. We will provide the specific terms of any offering in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. Any prospectus supplement and any related free writing prospectus may add, update or change information contained in this prospectus. You should read carefully this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as the documents incorporated or deemed to be incorporated by reference, before you make an investment decision. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement which will describe the method and terms of the related offering.

We or the selling stockholder may sell the securities to or through one or more underwriters, to other purchasers, through dealers or agents, or through a combination of these methods on an immediate, continuous or delayed basis. The names of any underwriters, dealers or agents involved in the sale of our common stock will be stated in the applicable prospectus supplement.

Our common stock is listed on the Nasdaq Capital Market under the symbol “DZSI.” On May 2, 2022, the last reported sale price for our common stock was $11.96 per share.

Investing in our common stock involves a high degree of risk. Before buying our common stock, you should carefully consider the risk factors described under “Risk Factors” beginning on page 3 of this prospectus.

You should rely only on the information contained in this prospectus, any prospectus supplement, any related free writing prospectus or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 11, 2022.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). Under this shelf registration process, we or the selling stockholder may, at any time and from time to time, sell the shares of common stock as described in this prospectus.

This prospectus provides you with a general description of the securities we or the selling stockholder may offer. Each time we sell, or the selling stockholder sells, securities, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement and any related free writing prospectus may also add to, update or change information contained in this prospectus or in any documents that we have incorporated by reference herein. Accordingly, to the extent inconsistent, the information in this prospectus is superseded by the information in the prospectus supplement or any related free writing prospectus.

The prospectus supplement to be attached to the front of this prospectus may describe, as applicable, the terms of our common stock, the public offering price, the price paid for our common stock, the net proceeds and the other specific terms related to the offering of our common stock.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement or free writing prospectus relating to a particular offering. We have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it. This prospectus and any related prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any related prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. No offer to sell our common stock contained in this prospectus, any prospectus supplement or any document incorporated by reference in this prospectus or any prospectus supplement, is accurate as of any date other than the date on the front cover of this prospectus or on the front cover of the applicable prospectus supplement or documents or as specifically indicated in the document. Our business, financial condition, results of operations and prospects may have changed since that date.

You should read both this prospectus and any prospectus supplement together with the additional information described under the caption “Where You Can Find Additional Information” in this prospectus.

SUMMARY

This summary highlights selected information from this prospectus and the documents incorporated herein by reference and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, including the risk factors discussed under “Risk Factors” beginning on page 2 of this prospectus, the information incorporated herein by reference, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part. All references in this prospectus to “we,” “us,” “our,” “DZS,” the “Company” and similar designations refer to DZS Inc. and its consolidated subsidiaries, unless otherwise indicated or as the context otherwise requires.

Business Overview

We are a global provider of leading-edge access, fifth generation wireless (5G) transport and enterprise communications platforms that enable the emerging hyper-connected, hyper-broadband world. Our solutions and platforms portfolio include products in Broadband Connectivity, Connected Home & Business, Mobile & Optical Edge, and Network & Experience Software. Our next generation fiber broadband platforms enable customers to expand their services, upgrade their technology and leverage software to improve their efficiency, insights and customer experience. Our solutions have been deployed by customers worldwide. Our intelligent-edge solutions are focused on creating significant value for our customers by delivering innovative solutions that empower global communication advancement by shaping the internet connection experience.

We research, develop, test, sell, manufacture and support platforms in the areas of mobile transport and fixed broadband access. We have regional development and support centers around the world to support our customer needs.

Website and Corporate Information

Our investor website address is http://investor.dzsi.com. The information on, or accessible through, our website is not part of, and is not incorporated into, this prospectus and should not be considered part of this prospectus.

DZS Inc. was incorporated under the laws of the state of Delaware in June 1999. Our principal executive offices are located at 5700 Tennyson Parkway, Suite 400, Plano, Texas 75024.

RISK FACTORS

Investment in our common stock involves risks. Prior to making a decision about investing in our common stock, you should consider carefully all of the information included and incorporated by reference or deemed to be incorporated by reference in this prospectus or the applicable prospectus supplement, including the risk factors incorporated by reference herein from our most recent Annual Report on Form 10-K, as updated by our subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports and documents we file with the Securities and Exchange Commission, or the SEC, after the date of this prospectus and that are incorporated by reference herein or in the applicable prospectus supplement. Each of these risk factors could have a material adverse effect on our business, results of operations, financial position or cash flows, which may result in the loss of all or part of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus, any prospectus supplement and the documents incorporated herein and therein by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on our management’s current beliefs, expectations and assumptions about future events, conditions and results and on information currently available to us. Discussions containing these forward-looking statements may be found, among other places, in the Sections entitled “Business Overview,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K and in our subsequent Quarterly Reports on Form 10-Q, as well as any amendments thereto, filed with the SEC. This prospectus, any prospectus supplement and the documents incorporated by reference herein and therein also contain estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates and other statistical data. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets and economies in which we operate are necessarily subject to a high degree of uncertainty and risk.

All statements, other than statements of historical fact, included or incorporated herein by reference regarding our strategy, future operations, financial position, future revenues, earnings, projected costs, plans, prospects and objectives are forward-looking statements. We use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words, and similar expressions to identify forward-looking statements. In addition, statements that refer to projections of earnings, revenue, costs or other financial items in future periods; anticipated growth and trends in our business, industry or key markets; cost synergies, growth opportunities and other potential financial and operating benefits of our acquisitions; future growth and revenues from our products; our ability to access other capital to fund our future operations; future economic conditions and performance; the impact of the global outbreak of COVID-19; the impact of interest rate and foreign currency fluctuations; anticipated performance of products or services; competition; plans, objectives and strategies for future operations, including our pursuit or strategic acquisitions and our continued investment in research and development; other characterizations of future events or circumstances; and all other statements that are not statements of historical fact, are forward-looking statements within the meaning of the Securities Act and the Exchange Act. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be attained.

Factors which could have a material adverse effect on our operations and future prospects or which could cause actual results to differ materially from our expectations include factors discussed in Part I, Item 1A “Risk Factors” and Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our most recent Annual Report on Form 10-K, as well as factors described from time to time in our other reports filed with the SEC.

Except as required by law, we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise to reflect events or developments occurring after the date of this prospectus supplement, even if new information becomes available in the future.

USE OF PROCEEDS

Except as described in any applicable prospectus supplement and in any free writing prospectuses in connection with a specific offering, we currently intend to use the net proceeds from the sale of the securities offered hereby for general corporate purposes, including research and development, license or technology acquisitions, the development of our products, sales and marketing initiatives, expansion of our U.S. and global commercial organizations, and general administrative expenses, working capital and capital expenditures. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business. As a result, unless otherwise indicated in any prospectus supplement, our management will have broad discretion to allocate the net proceeds of the offerings. Pending these ultimate uses, we intend to invest the net proceeds in investment-grade, interest-bearing securities.

All of the shares of common stock offered by the selling stockholder pursuant to this prospectus will be sold by the selling stockholder for its own accounts. We will not receive any of the proceeds from any sale of common stock by the selling stockholder.

SELLING STOCKHOLDER

The following table sets forth information regarding beneficial ownership of our common stock as of April 25, 2022, as adjusted to reflect the securities that may be sold from time to time pursuant to this prospectus, by DASAN Networks, Inc. (“DNI” or the “selling stockholder”). The shares of common stock offered hereunder include 10,093,015 shares of common stock held by DNI.

DNI acquired 9,493,015 shares of our common stock on September 9, 2016, as part of the merger transaction (the “Merger”) in which we acquired DASAN Network Solutions, Inc., a California corporation (“DNS”). At the effective date of the Merger, all issued and outstanding shares of capital stock of DNS held by DNI (which was its sole shareholder) were canceled and converted into the right to receive shares of our common stock equal to 57.3% of our issued and outstanding common stock immediately following the Merger. DNI acquired 600,000 shares of our common stock on January 29, 2021 as part of our underwritten public offering of common stock.

In connection with the Merger, we entered into a Registration Rights Agreement with DNI, which among other things provides that DNI has the right to require us to register under a shelf registration statement, all of the shares of our common stock DNI obtained as a result of the merger. DNI has requested that all of their shares be registered.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the entity named in the table has sole voting and sole investment power with respect to all shares that it beneficially owns.

	Shares Beneficially Owned Prior to the Offering(1)		Shares Being Offered	Shares Beneficially Owned After the Offering(3)
	Shares	Percentage		Shares	Percentage
Selling Stockholder:
DASAN Networks, Inc.(2)	10,093,015	36.5%	10,093,015	–	–%

(1)	The percentage of beneficial ownership is calculated based on 27,616,165 shares of our common stock outstanding as of April 25, 2022.

(2)	The business address of DASAN Networks, Inc. is DASAN Tower, 49, Daewangpangyo-ro 644 Beon-gil Bundang-gu, Sungnam-si, Gyeonggi-do, 13493, Korea.

(3)

Assumes the sale of all shares of common stock registered pursuant to this prospectus, although, to our knowledge, the selling stockholder is not under any obligation to sell any shares of common stock at this time.

PLAN OF DISTRIBUTION

We or the selling stockholder may sell the common stock from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities to or through underwriters or dealers, through agents, or directly to one or more purchasers. We may distribute securities from time to time in one or more transactions:

∎	at a fixed price or prices, which may be changed;

∎	at market prices prevailing at the time of sale;

∎	at prices related to such prevailing market prices; or

∎	at negotiated prices.

We or the selling stockholder may engage in at-the-market offerings into an existing trading market in accordance with Rule 415(a)(4). Any at-the-market offering will be through an underwriter or underwriters acting as principal or agent for us. Such offering may be made into an existing trading market for such securities in transactions at other than a fixed price on or through the Nasdaq Capital Market or any other securities exchange or quotation or trading service on which such securities may be listed, quoted or traded at the time of sale.

Any prospectus supplement or any related free writing prospectus that we may authorize to be provided to you will describe the terms of the offering of the securities, including, to the extent applicable:

∎	the name or names of any underwriters or distributing agents, if any;

∎	the purchase price of the securities and the proceeds we will receive from the sale;

∎	any over-allotment options under which underwriters may purchase additional securities from us;

∎	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

∎	any public offering price;

∎	any discounts or concessions allowed or reallowed or paid to dealers; and

∎	any securities exchange or market on which the securities may be listed.

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell common stock directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of common stock, and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase common stock from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities related to this offering, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the common stock in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the common stock originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the common stock to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

We may effect sales of securities in connection with forward sale, option or other types of agreements with third parties. Any distribution of securities pursuant to any forward sale agreement may be effected from time to time in one or more transactions that may take place through a stock exchange, including block trades or ordinary broker’s transactions, or through broker-dealers acting either as principal or agent, or through privately-negotiated transactions, or through an underwritten public offering, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated or fixed prices.

We may loan or pledge securities to third parties that in turn may sell the securities using this prospectus and the related prospectus supplement or, if we default in the case of a pledge, may offer and sell the securities from time to time using this prospectus and the related prospectus supplement. Such third parties may transfer their short positions to investors in the securities or in connection with a concurrent offering of other securities offered by this prospectus and the related prospectus supplement or otherwise.

We may sell shares of our common stock under a direct stock purchase and dividend reinvestment plan to be established after the date of this prospectus. The terms of any such plan will be set forth in the applicable prospectus supplement.

Any underwriters who are qualified market makers on the Nasdaq Capital Market may engage in passive market making transactions in the common stock on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

DESCRIPTION OF COMMON STOCK

The following summary of the material terms of our common stock summarizes the material terms, is not complete, and is subject to, and qualified in its entirety by reference to, the terms and provisions of our restated certificate of incorporation, as amended (the “Charter”), and our amended and restated bylaws (the “Bylaws”). For the complete terms of our common stock, please refer to our Charter and Bylaws, each as may be amended from time to time.

General

We have authorized 61,000,000 shares of capital stock, of which 36,000,000 are shares of common stock, par value $0.001 per share, and 25,000,000 are shares of preferred stock, par value $0.001 per share. As of April 25, 2022, there were 27,616,165 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any series of preferred stock that we may designate and issue in the future. Our common stock is listed on NASDAQ under the symbol “DZSI”.

Board of Directors

The Board of Directors is divided into three classes of directors that are as nearly equal as possible, with no class having less than one director. Directors are elected for three-year terms with a different classes’ term expiring at each annual meeting. Directors continue to hold office until their respective successors are elected and qualified.

Dividends

We have never paid or declared any cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the Board of Directors, subject to any applicable restrictions under our debt and credit agreements, and will be dependent upon our financial condition, results of operations, capital requirements, general business condition and such other factors as the Board of Directors may deem relevant.

In the event the Board of Directors does issue a dividend, subject to the rights of the holders of any preferred stock, holders of our common stock are entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Company as may be declared by the Board of Directors.

Voting Rights

Except as otherwise required by law or by our Charter, each holder of common stock is entitled to cast one vote for each share of common stock standing in such holder’s name on the stock transfer records of the Company. A quorum of stockholders is necessary to hold a valid meeting of stockholders. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding common stock entitled to vote at such meeting, is necessary to constitute a quorum at such meeting. Directors are elected by a plurality of votes.

For all other matters presented to stockholders, unless otherwise required by applicable law, the Bylaws or the Charter, a majority of the voting power of the issued and outstanding stock of the Company entitled to vote thereon, present and voting, in person or represented by proxy, shall decide the matter. Certain amendments to the Charter require 66-2/3% approval of the voting power of the Company that would be entitled to vote in the election of directors (i.e., Articles V (Board of Directors), VI (Limitation of Liability), VII (Indemnification), VIII (Stockholder Action) and IX (Amendment)). The

Bylaws may be amended by a majority vote of the Board of Directors or by 66-2/3% of the voting power of all shares of the Company entitled to vote generally in the election of directors, voting as a single class.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of our preferred stock that we may designate and issue in the future.

Liquidation and Distribution

Upon the liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to ratably receive our net assets remaining for distribution after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

The terms of the offering price and the net proceeds to us will be contained in the applicable prospectus supplement, and other offering material, relating to such offer.

Preferred Stock

The Board of Directors is authorized to, subject to any limitations imposed by applicable law, provide for issuances of preferred stock. The Board of Directors is further authorized to fix the voting powers, designations, powers, preferences and other rights of each series of preferred stock. The number of authorized shares of preferred stock may only be increased or decreased by the affirmative vote of the holders of a majority in voting power of the Company entitled to vote, without the separate vote of the holders of preferred stock as a class.

Transfer Agent and Registrar

Our transfer agent and registrar for our capital stock is Computershare Trust Company, N.A. The transfer agent’s address is P.O. Box 505000, Louisville, KY 40233, and its telephone number is (800) 942-5909.

Anti-takeover Provisions of the Charter and the Bylaws

General

The Charter and the Bylaws contain certain provisions that could have an effect of delaying, deferring or preventing a change in control of the Company in the event of a merger, reorganization, sale or transfer of substantially all of the Company’s assets, or some other extraordinary corporate transaction involving the Company. Set forth below is a description of such provisions. The description is intended as a summary only and is qualified in its entirety by reference to the Delaware General Corporation Law (the “DGCL”), the Charter and the Bylaws.

Classified Board

The Charter provides that the Board of Directors shall be divided into three classes, with the classes to be as nearly equal in number as possible. The term of office of each class expires at the third annual meeting of stockholders for the election of directors following the election of such class. Directors may be removed only for cause and only upon the affirmative vote of holders of at least 66 2/3% of the voting power of all shares of common stock entitled to vote generally in the election of directors, voting together as a single class. Accordingly, the classification of directors could have the effect of making it more difficult for stockholders to change the composition of the Board of Directors. The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the Board of Directors.

Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting, by or at the direction of the Board of Directors or by a stockholder of record on the date of a stockholder’s notice and on the record date for the determination of stockholders entitled to vote on the annual meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to the Secretary of the Company.

Choice of Forum

The Charter provides that the Court of Chancery of the State of Delaware is the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company arising pursuant to any provision of the DGCL, the Charter or the Bylaws, or (iv) any action asserting a claim against the Company governed by the internal affairs doctrine, in each such case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

Delaware Anti-takeover Law

The Company is subject to Section 203 of the DGCL (“Section 203”), an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date such person became an interested stockholder, unless the business combination or the transaction in which such person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person that, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the shares of common stock that may be offered through this prospectus will be passed upon for us by Baker Botts L.L.P., Dallas, Texas. If legal matters in connection with the offering made by this prospectus are passed on by counsel for the underwriters, dealers or agents, if any, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The financial statements as of and for the year ended December 31, 2020 incorporated by reference in this Prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of DZS Inc. appearing in DZS Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2021, and the effectiveness of DZS Inc.’s internal control over financial reporting as of December 31, 2021 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-3 under the Securities Act with the SEC with respect to the shares of our common stock offered by this prospectus. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and our common stock, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement, and after the date of this prospectus and prior to the termination of this offering. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including our Compensation Committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC:

∎	our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 9, 2022;

∎	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 19, 2022;

∎	our Current Report on Form 8-K filed with the SEC on February 10, 2022; and

∎

the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on May 11, 2001, including any amendment or report filed for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

DZS Inc.

5700 Tennyson Parkway, Suite 400

Plano, Texas 75024

Attention: Ted Moreau

(469) 327-1531

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

3,377,315 Shares

Common Stock

Joint Book-Running Managers

Cowen	Stifel

PROSPECTUS SUPPLEMENT

            , 2022